EXHIBIT 99.1

Investor Quarterly Update

First Quarter 2006 Results

•	Strong demand for data, IP and DSL services

•	Adds 1.3 million net wireless subscribers

•	Local spin-off nearing conclusion

•	Solid progress on merger integration

•	Maintains financial outlook

INDEX

Inquiries should be directed to:	Earnings Release	1-9
Media Relations	Consolidated Statements of Operations	10-11, 15
Nick Sweers	Consolidated Balance Sheets	13
703-433-3044	Consolidated Cash Flows	14
nicholas.sweers@sprint.com	Reconciliations	12, 16-18
Investor Relations	Quarterly Pro Forma Schedule	19-20
Kurt Fawkes	Notes to Financial Data	21
800-259-3755	Local Segment Reconciliation	22
Investorrelations@sprint.com

Sprint Nextel Reports First Quarter 2006 Results

First Quarter Highlights

Wireless (pro forma)

•	Revenues of $8.5 billion increased 13% from first quarter of 2005

•	Adjusted Operating Income* of $469 million increased 7% compared to $440 million in the year-ago period. This measure was partially impacted by amortization expense arising from affiliate acquisitions

•	Adjusted OIBDA* of $2.7 billion increased 15% from the year-ago period

Long Distance

•	Revenues were $1.7 billion, a 3% decrease year-over-year

•	Adjusted Operating Income* of $115 million compares to $143 million in 2005

•	Adjusted OIBDA* was $236 million, a 9% decrease year-over-year

Local

•	Revenues of $1.6 billion increased 1% year-over-year

•	Adjusted Operating Income* of $452 million increased 4% year-over-year

•	Adjusted OIBDA* was $715 million, slightly ahead of the year ago period

Sprint Nextel Corp. (NYSE: S) today reported first quarter 2006 financial results. In the quarter, the company experienced strong demand for its communications services while continuing to make solid progress on key strategic initiatives.

For the quarter, diluted earnings per share were 14 cents, compared to 31 cents per share for the first quarter of 2005. The year-ago results do not include the Nextel operations. In the current quarter, reported earnings include a 19-cent charge for merger-related amortization cost and a 2-cent charge for special items. In the quarter, the company reported consolidated revenue of $11.5 billion, an increase of 66 percent compared to the year-ago period. Operating income was $863 million versus $1.04 billion in the first quarter of 2005.

For the quarter, Adjusted EPS before Amortization*, which removes the effects of special items and merger related amortization costs, was 35 cents per share versus pro forma Adjusted EPS before Amortization* of 31 cents in the year-ago period. The 13 percent growth was driven by a strong gain in Wireless, modest growth in Local and lower net interest costs, which were partially offset by a lower contribution from Long Distance.

Consolidated revenue for the quarter increased 9 percent compared to pro forma consolidated revenue for the first quarter of 2005. Quarterly consolidated Adjusted OIBDA* of $3.6 billion increased 10 percent compared to the first quarter of 2005 pro forma results. First quarter Free Cash Flow* was $1.2 billion.

“In the first quarter, we continued to advance on our operating and strategic goals and integrate the affiliates we have acquired,” said Gary Forsee, Sprint Nextel president and chief executive officer. “Our performance in the quarter was marked by balanced growth in Wireless and we achieved good velocity on Long Distance IP and Local DSL services. With an expected ramp-up in merger synergies during the balance of 2006, we continue to maintain our financial outlook for full year performance,” he said.

“In the quarter, we added 1.3 million wireless subscribers including more than 1 million though retail channels,” Forsee added. “Combined with 2.1 millionsubscribers of Nextel Partners, which we expect to acquire in the second quarter, we ended the period with 51 million wireless subscribers. In the quarter, Wireless top-line and Adjusted OIBDA* grew at double-digit annual rates, and wireless data revenues grew at a sequential rate of 21 percent. We continued to enhance the industry’s most powerful wireless network for mobile broadband services as we extended our high-speed footprint to more wireless users than any other carrier. In the period, Long Distance IP revenues were up 26 percent year-over-year, and Local DSL net subscriber additions were at an all-time high of 84,000. With the receipt of all state commission approvals, we are now nearing completion of our planned spin-off of our local communications business, which will go to market under the EMBARQTM brand. This transaction will create the largest independent local-telephone operation in the United States and enhance the growth profile of Sprint Nextel,” Forsee said.

Editor’s Note:

In accordance with purchase accounting rules, Sprint Nextel’s 2005 reported results are comprised of Sprint’s stand-alone results prior to the Aug. 12, 2005, merger with Nextel Communications Inc., plus combined Sprint and Nextel results for the remainder of the year. Results from Sprint PCS affiliates acquired in the fourth quarter of 2005 and first quarter of 2006 are included for all periods subsequent to the date that the applicable acquisition was completed.

To provide comparability with previously reported periods, Sprint Nextel also is providing pro forma Consolidated and Wireless results and certain other financial measures* for the first quarter of 2005. The pro forma results assume the merger of Sprint and Nextel occurred at the beginning of 2005 and includes the impact of conforming the accounting policies and both financial and non-financial measures of the two companies. The pro forma Consolidated and Wireless information excludes results of acquired affiliates prior to their respective acquisition close dates.

Consolidated

TABLE No. 1    Selected Unaudited Financial Data (dollars in millions, except per share amounts)

	Quarter Ended March 31, 2006	Quarter Ended March 31, 2005	% Δ
As Reported Financial Data
Net operating revenues	$11,548	$6,936	66%
Adjusted operating income*	1,035	1,036	0%
Adjusted OIBDA*	3,641	2,072	76%

Net income	419	472	(11)%

Diluted earnings per share	$0.14	$0.31	(55)%

Capex	$1,422	$659	116%

Free cash flow*	$1,201	$532	126%

Pro Forma Financial Data
Net operating revenues	$11,548	$10,586	9%
Adjusted operating income*	1,035	1,019	2%
Adjusted OIBDA*	3,641	3,311	10%

Diluted earnings per share	$0.14	$0.13	8%

Adjusted earnings per share before amortization*	$0.35	$0.31	13%

Pro Forma Capex	$1,422	$1,433	(1)%

The following is a discussion of Consolidated pro forma results.

•	The growth in revenue in the first quarter of 2006 was driven by Wireless.

•	Adjusted Operating Income* benefited from growth in Wireless revenues, which was offset by higher depreciation expense, increased acquisition-related amortization expense and a lower contribution from Long Distance.

•	The growth in Adjusted OIBDA* was mainly due to a higher contribution from Wireless, partially offset by a lower contribution from Long Distance.

•	In the first quarter of 2006, interest expense, net of interest income, was $324 million compared to $391 million in the year ago-period. The effective income tax rate in the quarter was consistent with the year ago period. In the first quarter of 2006, non-cash stock compensation was $129 million versus $135 million in the first quarter of 2005.

•	Wireless represented nearly 80 percent of total capital spending in the quarter.

•	At the end of the quarter, Net Debt* was $18.4 billion.

Wireless

TABLE No. 2    Selected Unaudited Financial Data (dollars in millions)

	Quarter Ended March 31, 2006	Quarter Ended March 31, 2005	% Δ
As Reported Financial Data
Net operating revenues	$8,515	$3,867	120%
Adjusted operating income*	469	457	3%
Adjusted OIBDA*	2,691	1,101	144%

Capex[1]	$1,071	$418	156%

Pro Forma Financial Data
Net operating revenues	$8,515	$7,520	13%
Adjusted operating income*	469	440	7%
Adjusted OIBDA*	2,691	2,340	15%
Adjusted OIBDA margin*	35.0%	34.2%

Pro Forma Capex[1]	$1,071	$1,192	(10)%

[1]Capex includes re-banding capital

Discussion of the following Wireless results is on a pro forma basis.

•	In the first quarter, Wireless added 1.3 million net subscribers including 563,000 under the Sprint and Nextel post-paid brands, 502,000 under the Boost Mobile brand and 273,000 through wholesale channels and from Sprint PCS affiliates. Approximately 1.6 million subscribers were transferred from affiliates to the direct category as a result of acquisitions completed in the quarter.

•	For the quarter, total retail gross additions were 4.1 million, compared to 3.6 million in the first quarter of 2005 and 4.0 million in the fourth quarter.

•	Post-paid churn of 2.1 percent in the quarter was consistent with the year ago-period and the fourth quarter. Normalized Boost Mobile churn in the quarter was 5.4 percent.

•	Service revenues increased 13 percent, due to a larger customer base, which was partially offset by lower average revenue per user (ARPU).

•	Direct post-paid ARPU of a little over $62 in the quarter declined 3 percent, compared to the year-ago period. The decline was 1 percent sequentially. Affiliate acquisitions were a significant contributor to both the annual and sequential declines in post-paid ARPU. Post-paid ARPU benefited from industry-leading data contributions of approximately $7, a 54 percent annual increase. Pre-paid ARPU was $36 in the quarter versus $37 reported in the fourth quarter 2005.

•	Equipment revenues increased 22 percent compared to the year-ago period, mainly due to higher average revenue per handset.

•	Wholesale and affiliate revenues in the quarter declined 12 percent compared to the year-ago period due to Sprint PCS affiliate acquisitions and lower wholesale rates, which were partially offset by higher wholesale customer counts.

•	In the quarter, the Adjusted OIBDA Margin* improved by 80 basis points compared to the first quarter of 2005 reflecting growing scale benefits and merger synergies, that were partially offset by higher sales and marketing costs and investments in new capabilities.

•	Costs of services and products increased 15 percent compared to the year-ago period. The increase is mainly due to higher network costs associated with the build-out of new cell sites and high speed data services and costs to support a larger customer base.

•	Selling, general and administrative (SG&A) expenses increased 10 percent compared to the first quarter of 2005 due to higher customer volume and increased marketing spending for branding and retention.

•	Depreciation expense was up 19 percent compared to the first quarter of 2005. The increase was mainly due to higher in-service balances, affiliate acquisitions and select decreases in estimated useful lives.

•	For the quarter, capital expenditures were $1.1 billion. Spending was mainly focused on improving network quality, expanding capacity and expanding the mobile broadband footprint. Capital spending is expected to ramp up over the course of the year.

•	In the quarter, Adjusted OIBDA* exceeded capital expenditures by $1.62 billion compared to the pro forma figure of $1.15 billion in the first quarter of 2005.

Long Distance

TABLE No. 3    Selected Unaudited Financial Data (dollars in millions)

	Quarter Ended March 31, 2006	Quarter Ended March 31, 2005	% Δ
Net operating revenues	$1,669	$1,715	(3)%
Adjusted operating income*	115	143	(20)%
Adjusted OIBDA*	236	260	(9)%
Adjusted OIBDA margin*	14.1%	15.2%

Capex	$92	$65	42%

•	In the quarter, net operating revenues declined at a slower rate than anticipated.

•	Voice revenues declined 5 percent compared to the year ago period but were flat sequentially. Compared to the year-ago period, contract renewals pressured business retail voice revenues, which were partially offset by higher wholesale services and a growing contribution from cable partners.

•	At the quarter’s end, Sprint Nextel was providing cable telephony wireline services to seven cable companies with a total of more than 1.02 million cable telephony subscribers, a 24 percent gain from the end of 2005. Cable related revenues were at a $200 million annual run rate in the quarter and more than tripled from a year ago.

•	Internet revenues were up 17 percent sequentially, due to strong demand for Dedicated IP and MPLS. This was partially offset by reduced ATM and Frame Relay revenues.

•	The Adjusted OIBDA Margin* declined by 110 basis points compared to the first quarter of 2005, mainly due to lower unit pricing.

•	Total operating expenses were flat year-over-year. SG&A costs were down 13 percent compared to the first quarter of 2005, due to lower marketing costs and reduced bad debt expense. This decrease was partially offset by higher costs of services and products, mainly driven by growth in cable-related services.

•	For the quarter, capital expenditures of $92 million were focused on adding capacity to support our cable telephony business and to meet the strong demand for IP services. Long Distance capital expenditures are expected to be relatively level throughout the year. Adjusted OIBDA* in the quarter exceeded capital expenditures by $144 million compared to $195 million in the first quarter of 2005.

Local

TABLE No. 4 Selected Unaudited Financial Data (dollars in millions)

	Quarter Ended March 31, 2006	Quarter Ended March 31, 2005	% Δ
Net operating revenues	$1,620	$1,597	1%
Adjusted operating income*	452	436	4%
Adjusted OIBDA*	715	712	—
Adjus Adjusted OIBDA margin*	44.1%	44.6%

Capex	$179	$152	18%

•	In the first quarter, Local added a quarterly record 84,000 net new DSL subscribers, which lifted total DSL subscribers at the quarter’s end to 777,000, a 41 percent increase from the end of the first quarter of 2005. The growth in DSL users this quarter was stimulated by several new market offers.

•	Switched access lines declined 4.9 percent compared to the year ago period. Wireless replacement and cable competition continue to be the primary drivers of line losses.

•	The year-over-year revenue growth in the quarter was driven by a 15 percent increase in data services and gains at North Supply partially offset by a 5 percent decline in voice revenues.

•	The Adjusted OIBDA Margin* in the quarter declined by 50 basis points compared to the year-ago period mainly due to lower voice revenue.

•	Total operating expenses were up 3 percent compared to the first quarter of 2005 due to higher costs of services and products associated with increased sales at North Supply.

•	For the quarter, Adjusted OIBDA* exceeded capital expenditures by $536 million compared to $560 million in the same period for 2005.

•	Sprint Nextel continues to expect the spin-off of the local operations to be completed in the second quarter of 2006 through a dividend of the shares of Embarq Corp., the new company formed to operate the local operations. Following the spin-off, Local financial results will likely vary from currently reported results. In particular, Local is expected to incur higher overhead support costs.

•	Additional detailed information regarding the spin-off and Embarq’s business and plans can be found in Embarq’s Form 10 filing with the Securities and Exchange Commission containing a preliminary information statement regarding the proposed spin-off.

Forward-Looking Guidance

Sprint Nextel’s financial targets for fiscal year 2006 includes Wireless, Long Distance, and 11 months of results from Alamosa and Enterprise Communications, but do not include Local, Nextel Partners, or UbiquiTel. The company is reiterating its prior guidance, which includes:

•	2006 consolidated revenues are expected to be $41 billion, or more. This target assumes high single-digit to low double-digit growth in Wireless and a mid-to-high single-digit revenue decline for Long Distance.

•	2006 target for Adjusted OIBDA* is approximately $13 billion. Wireless service margins are expected to increase by approximately 200 bps and Long Distance margins are expected to be in the low teens.

•	Capital spending in 2006 is expected to be approximately $6.3 billion inclusive of $600 million of re-banding capital expenditures.

•	Total re-banding costs for 2006 are expected to be $1.4 billion, which includes $600 million of re-banding capital expenditures and $800 million of other costs that primarily will be recorded as spectrum assets.

Additionally, Sprint Nextel continues to expect to deliver $14.5 billion of Net Present Value synergies resulting from its merger and the company continues to target a 40% or better Adjusted OIBDA Service Margin* by 2008.

*Financial Measures

Sprint Nextel provides financial measures generated using generally accepted accounting principles (GAAP) and using adjustments to GAAP (non-GAAP). The non-GAAP financial measures reflect industry conventions, or standard measures of liquidity, profitability or performance commonly used by the investment community for comparability purposes. These non-GAAP measures are not measurements under accounting principles generally accepted in the United States. These measurements should be considered in addition to, but not as a substitute for, the information contained in our financial statements prepared in accordance with GAAP. We have defined below each of the non-GAAP measures we use, but these measures may not be synonymous to similar measurement terms used by other companies.

Sprint Nextel provides reconciliations of these non-GAAP measures in its financial reporting. Because Sprint Nextel does not predict special items that might occur in the future, and our forecasts are developed at a level of detail different than that used to prepare GAAP-based financial measures, Sprint Nextel does not provide reconciliations to GAAP of its forward-looking financial measures.

The measures used in this release include the following:

Adjusted Earnings per Share (EPS) is defined as income from continuing operations, before special items, net of tax and the diluted EPS calculated thereon. Adjusted EPS before Amortization is defined as income from continuing operations, before special items and amortization, net of tax, and the diluted EPS calculated thereon. These non-GAAP measures should be used in addition to, but not as a substitute for, the analysis provided in the statement of operations. We believe that these measures are useful because they allow investors to evaluate our performance for different periods on a more comparable basis by excluding items that do not relate to the ongoing operations of our businesses.

Adjusted Net Income is defined as income (loss) from continuing operations before special items. Adjusted Net Income before Amortization is defined as income (loss) from continuing operations before special items and amortization, net of tax. These non-GAAP measures should be used in addition to, but not as a substitute for, the analysis provided in the statement of operations. We believe that these measures are useful because they allow investors to evaluate our performance for different periods on a more comparable basis by excluding items that do not relate to the ongoing operations of our businesses.

Adjusted Operating Income is defined as operating income before special items. This non-GAAP measure should be used in addition to, but not as a substitute for, the analysis provided in the statement of operations. We believe this measure is useful because it allows investors to evaluate our operating results for different periods on a more comparable basis by excluding special items.

Adjusted OIBDA is defined as operating income before depreciation, amortization, restructuring and asset impairments, and special items. Adjusted OIBDA Margin represents Adjusted OIBDA divided by non-equipment net operating revenues for wireless and Adjusted OIBDA divided by net operating revenues for Local and Long Distance. Adjusted OIBDA Service Margin is the ratio of Adjusted OIBDA to net operating revenues less equipment revenues. Although we have used substantially similar measures in the past, which we called “Adjusted EBITDA,” we now use the term Adjusted OIBDA and Adjusted OIBDA Margin to describe the measure we use as it more clearly reflects the elements of the measure. These non-GAAP measures should be used in addition to, but not as a substitute for, the analysis provided in the statement of operations. We believe that Adjusted OIBDA and Adjusted OIBDA Margin provide useful information to investors because they are an indicator of the strength and performance of our ongoing business operations, including our ability to fund discretionary spending such as capital expenditures, spectrum acquisitions and other investments and our ability to incur and service debt. While depreciation and amortization are considered operating costs under generally accepted accounting principles, these expenses primarily represent non-cash current period allocation of costs associated with long-lived assets acquired or constructed in prior periods. Adjusted OIBDA and Adjusted OIBDA Margin are calculations commonly used as a basis for investors, analysts and credit rating agencies to evaluate and compare the periodic and future operating performance and value of companies within the telecommunications industry.

Free Cash Flow is defined as the change in cash and equivalents less the change in debt, investment in certain securities, proceeds from common stock and other financing activities, net. This non-GAAP measure should be used in addition to, but not as a substitute for, the analysis provided in the statement of cash flows. We believe that Free Cash Flow provides useful information to investors, analysts and our management about the cash generated by our core operations after interest and dividends and our ability to fund scheduled debt maturities and other financing activities, including discretionary refinancing and retirement of debt and purchase or sale of investments.

Net Debt is consolidated debt, including current maturities, less cash and equivalents and current marketable securities. This non-GAAP measure should be used in addition to, but not as a substitute for, the analysis provided in the statements of financial position and cash flows. We believe that Net Debt provides useful information to investors, analysts and credit rating agencies about the capacity of the company to reduce the debt load and improve its capital structure.

Safe Harbor

This news release includes “forward-looking statements” within the meaning of the securities laws. The statements in this news release regarding the business outlook, expected performance, as well as other statements that are not historical facts, are forward-looking statements. The words “estimate,” “project,” “forecast,” “intend,” “expect,” “believe,” “target,” “providing guidance” and similar expressions are intended to identify forward-looking statements. Forward-looking statements are estimates and projections reflecting management’s judgment based on currently available information and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. With respect to these forward-looking statements, management has made assumptions regarding, among other things, customer and network usage, customer growth and retention, pricing, operating costs, the timing of various events and the economic environment.

Future performance cannot be ensured. Actual results may differ materially from those in the forward-looking statements. Some factors that could cause actual results to differ include:

•	the uncertainties related to the benefits of the Sprint-Nextel merger, including anticipated synergies and cost savings and the timing thereof;

•	the uncertainties related to and the impact of the contemplated spin-off of Sprint Nextel’s local communications operations;

•	the effects of vigorous competition and the overall demand for Sprint Nextel’s service offerings in the markets in which Sprint Nextel operates and the impact of new, emerging and competing technologies on Sprint Nextel’s business;

•	the costs and business risks associated with providing new services and entering new markets;

•	the impact of any adverse change in the ratings afforded Sprint Nextel’s debt securities by ratings agencies;

•	the ability of Wireless to continue to grow and improve profitability;

•	the ability of Long Distance to achieve expected revenues;

•	the effects of mergers and consolidations in the communications industry and unexpected announcements or developments from others in the telecommunications industry;

•	the uncertainties related to Sprint Nextel’s investments in networks, systems, and other businesses;

•	the uncertainties related to the implementation of Sprint Nextel’s business strategies,

•	unexpected results of litigation filed against Sprint Nextel;

•	no significant adverse change in Motorola, Inc.’s ability or willingness to provide handsets and related equipment and software applications or to develop new technologies or features for the iDEN network;

•	the impact of adverse network performance, including any performance issues resulting from the reconfiguration of the 800 Megahertz band of the iDEN network that is contemplated by the Federal Communications Commission’s Report and Order, released in August 2004 and supplemented thereafter;

•	the costs of compliance with regulatory mandates, particularly requirements related to the Federal Communications Commission’s Report and Order and deployment of enhanced 911 services on the iDEN network;

•	equipment failure, natural disasters, terrorist acts, or other breaches of network or information technology security;

•	the inability of third parties to perform to Sprint Nextel’s requirements under agreements related to Sprint Nextel’s business operations;

•	one or more of the markets in which Sprint Nextel competes being impacted by changes in political or other factors such as monetary policy, legal and regulatory changes or other external factors over which Sprint Nextel has no control; and

•	other risks referenced from time to time in Sprint Nextel’s filings with the Securities and Exchange Commission, including its Form 10-K/A for the year ended December 31, 2005.

Sprint Nextel believes these forward-looking statements are reasonable; however, you should not place undue reliance on forward-looking statements, which are based on current expectations and speak only as of the date of this release. Sprint Nextel is not obligated to publicly release any revisions to forward-looking statements to reflect events after the date of this release.

Additional Information and Where to Find It

Embarq Corporation has filed a Registration Statement on Form 10 with the SEC (Reg. No. 001-72032) containing a preliminary information statement regarding the proposed spin-off. SHAREHOLDERS OF SPRINT NEXTEL ARE ENCOURAGED TO READ THE REGISTRATION STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC BY EMBARQ BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT EMBARQ AND THE SPIN-OFF. The definitive information statement will be mailed to shareholders of Sprint Nextel. Investors and security holders will be able to obtain the documents free of charge at the SEC’s web site, www.sec.gov, from Sprint Nextel Investor Relations at Sprint Nextel Corporation, 2001 Edmund Halley Drive, Reston, Virginia 20191, 703-433-4300 or from Embarq, 5454 West 110th Street, Overland Park, Kansas 66211, 866-591-1964, Corporate Secretary.

About Sprint Nextel

Sprint Nextel offers a comprehensive range of communications services bringing mobility to consumer, business and government customers. Sprint Nextel is widely recognized for developing, engineering and deploying innovative technologies, including two robust wireless networks offering industry leading mobile data services; instant national and international walkie-talkie capabilities; and an award-winning and global Tier 1 Internet backbone. For more information, visit www.sprint.com.

Sprint Nextel Corporation

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited) (a)

(millions, except per share data)

TABLE 5

	Quarter Ended
	March 31, 2006	March 31, 2005
Net Operating Revenues	$11,548	$6,936

Operating Expenses
Costs of services and products	4,541	2,948
Selling, general and administrative (includes $105 & $0 of merger and integration) (1)	3,471	1,916
Restructuring and asset impairments (2)	67	—
Depreciation	1,668	1,033
Amortization	938	3

Total operating expenses	10,685	5,900

Operating Income	863	1,036
Interest expense	(408)	(304)
Interest income	84	29
Equity in earnings (losses) of unconsolidated subsidiaries	20	(9)
Other, net (3)	108	11

Income before income taxes	667	763
Income tax expense	(248)	(291)

Net Income	419	472
Preferred stock dividends paid	(2)	(2)

Earnings Available to Common Shareholders	$417	$470

Diluted Earnings Per Common Share	$0.14	$0.31

Diluted weighted average common shares	2,992.8	1,494.7

Basic Earnings Per Common Share	$0.14	$0.32

(a)	Results for each of the periods reflected include the results of Nextel from the date of merger and the acquired Affiliates from their respective dates of acquisition.

(1),(2), (3)    See accompanying Notes to Financial Data on page 21.

Sprint Nextel Corporation

PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(millions, except per share data)

TABLE 6

	Quarter Ended
	March 31, 2006	March 31, 2005
Net Operating Revenues	$11,548	$10,586

Operating Expenses
Costs of services and products	4,541	4,094
Selling, general and administrative (includes $105 & $10 of merger and integration)	3,471	3,191
Restructuring and asset impairments	67	—
Depreciation	1,668	1,470
Amortization	938	822

Total operating expenses	10,685	9,577

Operating Income	863	1,009
Interest expense	(408)	(427)
Interest income	84	36
Equity in earnings of unconsolidated subsidiaries	20	8
Other, net	108	(25)

Income before income taxes	667	601
Income tax expense	(248)	(221)

Net Income	419	380
Preferred stock dividends paid	(2)	(2)

Earnings Available to Common Shareholders	$417	$378

Diluted Earnings Per Common Share (a)
Diluted earnings per share	$0.14	$0.13
Special items	0.02	0.01

Adjusted EPS * (a)	$0.16	$0.14

Diluted weighted average common shares	2,992.8	2,944.8

(a)	Earnings per share data may not add due to rounding.

Pro forma consolidated statements of operations have been presented as if the Sprint Nextel merger occurred at the beginning of 2005. Because the merger occurred in the third quarter of 2005, the first quarter of 2006 reflects actual results. The pro forma results do not include any Affiliate results prior to the dates of their respective acquisitions because they do not significantly affect reported results.

Sprint Nextel Corporation

RECONCILIATIONS OF EARNINGS PER SHARE (Unaudited)

(millions, except per share data)

TABLE 7

	As Reported		Pro Forma (c)
	Quarter Ended		Quarter Ended
	March 31, 2006	March 31, 2005	March 31, 2005
Earnings Available to Common Shareholders	$417	$470	$378
Preferred stock dividends paid	2	2	2

Net Income	419	472	380
Special items (net of taxes) (a)
Restructuring and asset impairments	41	—	—
Merger integration expense	64	—	6
Net gains on investment activities	(55)	—	—
Premium on early retirement of debt	—	—	22

Adjusted Net Income*	$469	$472	$408

Amortization (net of taxes)	564	2	494

Adjusted Net Income* before Amortization	$1,033	$474	$902

Diluted Earnings Per Share	$0.14	$0.31	$0.13

Earnings Per Share from Continuing Operations	$0.14	$0.31	0.13
Special items	0.02	—	0.01

Adjusted Earnings Per Share* (b)	$0.16	$0.31	$0.14

Amortization (net of taxes)	0.19	—	0.17

Adjusted Earnings Per Share* before Amortization (b)	$0.35	$0.31	$0.31

(a)	See accompanying Notes to Financial Data for more information on special items.
(b)	Earnings per share data may not add due to rounding.
(c)	Pro forma consolidated information has been presented as if the Sprint Nextel merger occurred at the beginning of 2005. The 2006 first quarter reflects actual results.

Sprint Nextel Corporation

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

(millions)

TABLE 8

	March 31, 2006	December 31, 2005
Assets
Current assets
Cash and cash equivalents	$6,604	$8,902
Marketable securities	909	1,763
Accounts receivable, net	4,538	4,827
Inventories	1,025	950
Deferred tax asset	1,301	1,811
Prepaid expenses and other current assets	836	839

Total current assets	15,213	19,092

Investments	2,365	2,369
Property, plant and equipment, net	31,449	31,133
Intangible assets, net	53,020	49,334
Other assets	721	652

Total	$102,768	$102,580

Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable	$3,275	$3,827
Accrued expenses and other current liabilities	5,146	5,176
Current portion of long-term debt and capital lease obligations	5,772	5,047

Total current liabilities	14,193	14,050

Long-term debt and capital lease obligations	20,178	20,632
Deferred income taxes	11,731	11,687
Postretirement and other benefit obligations	1,389	1,385
Other liabilities	2,662	2,642

Total liabilities	50,153	50,396

Redeemable preferred stock	—	247

Shareholders’ equity
Common stock	5,874	5,846
Other shareholders’ equity	46,741	46,091

Total shareholders’ equity	52,615	51,937

Total	$102,768	$102,580

Sprint Nextel Corporation

CONDENSED CONSOLIDATED CASH FLOW INFORMATION (Unaudited) (a)

(millions)

TABLE 9

For the Period Ended	March 31, 2006	March 31, 2005
Operating Activities
Net income	$419	$472
Depreciation and amortization	2,606	1,036
Deferred income taxes	151	260
Other, net	(209)	(384)

Net cash provided by operating activities	2,967	1,384

Investing Activities
Cash paid for capital expenditures	(1,728)	(659)
Business acquisitions, net of cash acquired	(3,399)	—
Proceeds from maturities and sales of marketable securities, net	830	(80)
Proceeds from sales of assets and investments	123	8
Other, net	(85)	(14)

Net cash used by investing activities	(4,259)	(745)

Financing Activities
Payments on debt	(868)	(1,012)
Retirement of redeemable preferred stock	(247)	—
Dividends paid	(76)	(187)
Proceeds from issuance of common stock	185	58
Other, net	—	13

Net cash used by financing activities	(1,006)	(1,128)

Change in cash and cash equivalents	(2,298)	(489)

Cash and cash equivalents at beginning of period	8,902	4,176

Cash and cash equivalents at end of period	$6,604	$3,687

(a)	This statement is comprised of Sprint’s stand-alone results in 2005, prior to the merger with Nextel Communications, Inc. Results from Affiliates acquired in 2006 are included beginning at each Affiliate’s acquisition close date.

Sprint Nextel Corporation

PRO FORMA WIRELESS STATEMENTS OF OPERATIONS (Unaudited)

(millions, except statistics data)

TABLE 10

	Quarter Ended
	March 31, 2006	March 31, 2005
Net Operating Revenues
Service	$7,487	$6,616
Equipment	830	679
Wholesale, affiliate and other	198	225

Total	8,515	7,520

Operating Expenses
Cost of services	1,759	1,510
Cost of equipment	1,340	1,196
Selling, general and administrative	2,725	2,474
Restructuring and asset impairments	28	2
Depreciation	1,284	1,078
Amortization	938	822

Total operating expenses	8,074	7,082

Operating Income	$441	$438

Special Item Reconciliations

Operating Income	$441	$438
Special items:
Restructuring and asset impairments	28	2

Adjusted Operating Income *	469	440
Depreciation and amortization	2,222	1,900

Adjusted OIBDA *	$2,691	$2,340

Operating Income Margin	5.7%	6.4%
Adjusted OIBDA Margin *	35.0%	34.2%

Pro forma consolidated statements of operations have been presented as if the Sprint Nextel merger occurred at the beginning of 2005. Because the merger occurred in the third quarter of 2005, the first quarter of 2006 reflects actual results. The pro forma results do not include any Affiliate results prior to the dates of their respective acquisitions because they do not significantly affect reported results.

Sprint Nextel Corporation

NON-GAAP MEASURES AND RECONCILIATIONS (Unaudited)

(millions)

TABLE 11

For the Quarter Ended March 31, 2006	Consolidated	Wireless	Long Distance	Local	Other & Eliminations
Operating Income	$863	$441	$105	$423	$(106)
Special items (a)
Restructuring and asset impairments	67	28	10	29	—
Merger and integration expense	105	—	—	—	105

Adjusted Operating Income*	1,035	469	115	452	(1)
Depreciation and amortization	2,606	2,222	121	263	—

Adjusted OIBDA*	3,641	2,691	236	715	(1)
Capital expenditures	1,422	1,071	92	179	80

Adjusted OIBDA* less Capex	$2,219	$1,620	$144	$536	$(81)

For the Quarter Ended March 31, 2005	Consolidated	Wireless	Long Distance	Local	Other & Eliminations
Operating Income	$1,036	$455	$146	$435	$—
Special items (a)
Restructuring and asset impairments	—	2	(3)	1	—
Merger and integration expense	—	—	—	—	—

Adjusted Operating Income*	1,036	457	143	436	—
Depreciation and amortization	1,036	644	117	276	(1)

Adjusted OIBDA*	2,072	1,101	260	712	(1)
Capital expenditures	659	418	65	152	24

Adjusted OIBDA* less Capex	$1,413	$683	$195	$560	$(25)

For the Quarter Ended March 31, 2005	Pro forma Consolidated	Pro forma Wireless	Long Distance	Local	Other & Eliminations
Operating Income	$1,009	$438	$146	$435	$(10)
Special items (a)
Restructuring and asset impairments	—	2	(3)	1	—
Merger and integration expense	10	—	—	—	10

Adjusted Operating Income*	1,019	440	143	436	—
Depreciation and amortization	2,292	1,900	117	276	(1)

Adjusted OIBDA*	3,311	2,340	260	712	(1)
Capital expenditures	1,433	1,192	65	152	24

Adjusted OIBDA* less Capex	$1,878	$1,148	$195	$560	$(25)

(a)	See accompanying Notes to Financial Data for more information on special items.

Sprint Nextel Corporation

NON-GAAP MEASURES AND RECONCILIATIONS (Unaudited)

(millions)

TABLE 12

	Quarter Ended
	March 31, 2006	March 31, 2005
Wireless Pro Forma
Adjusted OIBDA*	$2,691	$2,340

Service, wholesale, affiliate and other net operating revenues	7,685	6,841
Adjusted OIBDA margin*	35.0%	34.2%

Operating income	$441	$438
Operating income margin	5.7%	6.4%

Long Distance
Adjusted OIBDA*	$236	$260
Total net operating revenues	1,669	1,715
Adjusted OIBDA margin*	14.1%	15.2%

Operating income	$105	$146
Operating income margin	6.3%	8.5%

Local
Adjusted OIBDA*	$715	$712
Total net operating revenues	1,620	1,597
Adjusted OIBDA margin*	44.1%	44.6%

Operating income	$423	$435
Operating income margin	26.1%	27.2%

Sprint Nextel Corporation

NON-GAAP MEASURES AND RECONCILIATIONS

(millions)

TABLE 13

	Consolidated Free Cash Flow
	Quarter Ended
	March 31, 2006	March 31, 2005
Adjusted OIBDA*	$3,641	$2,072
Adjust for special items	(172)	—
Other operating activities, net (a)	(502)	(688)
Capital expenditures	(1,728)	(659)
Dividends paid	(76)	(187)
Proceeds from sales of assets	123	8
Other investing activities, net	(85)	(14)

Free Cash Flow*	1,201	532
Business acquisitions, net of cash acquired	(3,399)	—
Payments on debt	(868)	(1,012)
Retirement of redeemable preferred stock	(247)	—
Proceeds from maturities and sales of marketable securities	830	(80)
Proceeds from common stock issued	185	58
Other financing activities, net	—	13

Change in cash and cash equivalents - GAAP	$(2,298)	$(489)

TABLE 14

March 31, 2006
Total Debt	$25,950
Less: Cash and cash equivalents	(6,604)
Marketable securities	(909)

Net Debt*	$18,437

(a)	Other operating activities, net includes the change in working capital, change in deferred income taxes, miscellaneous operating activities and non-operating items in net income.

Sprint Nextel Corporation

OPERATING STATISTICS

TABLE 15

1Q06
Wireless Pro Forma

Financial and Other Statistics (dollars in millions)

Direct Post-Paid Subscribers
Service revenue (in millions)	$7,175
ARPU	$62
Churn	2.1%
Additions (in thousands) (1)	563
End of period subscribers (in thousands) (2)	39,103
Hours per subscriber	17

Direct Pre-Paid Subscribers
Service revenue (in millions)	$312
ARPU	$36
Churn (4)	5.4%
Additions (in thousands)	502
End of period subscribers (in thousands) (3)	3,127

Wholesale Subscribers
Additions (in thousands)	228
End of period subscribers (in thousands)	5,382

Affiliate Subscribers
Additions (in thousands) (1)	45
End of period subscribers (in thousands)	1,256

Number of cell sites on air	55,000

Adjusted OIBDA*	$2,691
Adjusted OIBDA Margin*	35.0%

(1)	Direct post-paid and affiliate net subscriber additions have been reflected before transfers from the affiliate subscriber base totaling 1,605k in the Q1 2006.
(2)	Direct post-paid end of period subscribers reflect a decrease due to a reclassification of 42k employee phone rate plans changing from revenue-generating to non-revenue-generating.
(3)	Direct prepaid end of period subscribers reflect a beginning balance adjustment of 59k subscribers to exclude prepaid subscribers acquired from affiliates in Q3 and Q4 2005.
(4)	Represents prepaid churn normalized for a change in the treatment of low-balance customers.

Long Distance

Financial and Other Statistics (dollars in millions)
Total Long Distance Net Operating Revenues	$1,669
Voice net operating revenue	$1,009
Data net operating revenue	$375
Internet net operating revenue	$225
Other net operating revenue	$60

Total Operating Expenses	$1,564
Costs of services and products	$1,098
Selling, general and administrative	$335
Depreciation	$121
Amortization	$—
Restructuring and asset impairments	$10

Operating income	$105
Operating income margin	6.3%

Adjusted OIBDA*	$236
Adjusted OIBDA Margin*	14.1%

YOY voice volume growth	10%

Sprint Nextel Corporation

OPERATING STATISTICS

TABLE 15 (continued)

1Q06
Local

Financial and Other Statistics (dollars in millions)
Total Local Operating Revenues	$1,620
Voice net operating revenue	$1,050
Data net operating revenue	$267
Other net operating revenue	$303

Total Operating Expenses	$1,197
Costs of services and products	$599
Selling, general and administrative	$306
Depreciation	$263
Amortization	$—
Restructuring and asset impairments	$29

Operating income	$423
Operating income margin	26.1%

Adjusted OIBDA*	$715
Adjusted OIBDA Margin*	44.1%

Total Access Lines (thousands)	7,259
Residential access lines	4,970
Business access lines	2,070
Wholesale access lines	219
YOY Access line decline (5)	-4.9%

Access minutes of use (millions)	6,728
Long distance minutes of use (millions)	1,287

Strategic product penetration - residential	73%

DSL service revenues	$98
DSL lines in service (thousands)	777

DSL capable lines (thousands)	5,416

(5)	Reported decline excludes the sale of approximately 5,100 access lines; including this transaction the YOY Access line decline is 5.0%.

Sprint Nextel Corporation

NOTES TO FINANCIAL DATA (Unaudited)

(1)	In the first quarter 2006, we recorded merger, integration and spin-related costs of $105 million, which reduced net income by $64 million. All merger costs were related to the Sprint-Nextel merger, the acquisition of the Affiliates or the planned spin-off of the Local segment. Certain merger, integration and spin-related costs are generally considered to be non-recurring in nature, and have been reflected as unallocated corporate costs and therefore excluded from segment results.
(2)	In the first quarter 2006, we recorded restructuring and asset impairment charges of $67 million, which reduced net income by $41 million. The restructuring charges totaled approximately $49 million (pre-tax) and related to the severance associated with the ongoing merger and integration activities, as well as a voluntary restructuring program completed by the Local segment, and are allocated to the appropriate segment results.
(3)	In the first quarter 2006, we recorded aggregate gains on sales of equity investments of $78 million, $16 million net gains on derivative fair value adjustments and a $7 million gain on the sale of certain local exchanges. These gains increased net income by approximately $64 million.

Sprint Nextel Corporation

LOCAL DIVISION - STATEMENTS OF OPERATIONS

RECONCILIATION OF NEW SEGMENT REPORTING (Unaudited)

(millions)

TABLE 16

Quarter Ended 3/31/2006	Local Telephone Operations	North Supply	Intercompany * Eliminations	Local Division
Net Operating Revenues	$1,467	$243	$(90)	$1,620

Operating Expenses
Costs of services and products	460	229	(90)	599
Selling, general and administrative	287	19	—	306
Depreciation and amortization	265	5	(7)	263
Restructuring and asset impairments	26	3	—	29

Total operating expenses	1,038	256	(97)	1,197

Operating Income (Loss)	$429	$(13)	$7	$423

Adjusted OIBDA*	$720	$(5)	$—	$715

Capex	$179	$—	$—	$179

Operating Income (Loss)	$429	$(13)
Special Items	26	3

Adjusted Operating Income (Loss)*	$455	$(10)
Depreciation and amortization	265	5

Adjusted OIBDA*	$720	$(5)

Adjusted OIBDA Margin*	49%	-2%
Operating Income Margin	29%	-5%

Quarter Ended 3/31/2005	Local Telephone Operations	North Supply	Intercompany * Eliminations	Local Division
Net Operating Revenues	$1,498	$186	$(87)	$1,597

Operating Expenses
Costs of services and products	482	165	(83)	564
Selling, general and administrative	293	27	1	321
Depreciation and amortization	277	5	(6)	276
Restructuring and asset impairments	1	—	—	1

Total operating expenses	1,053	197	(88)	1,162

Operating Income (Loss)	$445	$(11)	$1	$435

Adjusted OIBDA*	$723	$(6)	$(5)	$712

Capex	$156	$1	$(5)	$152

Operating Income (Loss)	$445	$(11)
Special Items	1	—

Adjusted Operating Income (Loss)*	$446	$(11)
Depreciation and amortization	277	5

Adjusted OIBDA*	$723	$(6)

Adjusted OIBDA Margin*	48%	-3%
Operating Income Margin	30%	-6%

*	Intercompany eliminations also include certain immaterial rounding differences